NEPHROS

                                                           FOR IMMEDIATE RELEASE


Contacts:
Marc Panoff, CFO                Garth Russell / Todd Fromer
Nephros, Inc.                   KCSA Worldwide
Tel: 212-781-5113               212-896-1250 / 212-896-1215


              NEPHROS, INC. TO PRESENT AT THE C.E. UNTERBERG TOWBIN
            EMERGING GROWTH LIFE SCIENCES CONFERENCE ON OCTOBER 26TH
                                       ---

NEW YORK, October 19, 2005 -- Nephros, Inc. (AMEX: NEP), a medical device company developing and marketing products used in the treatment of end-stage renal disease (ESRD), announced today it will present at the C.E. Unterberg Towbin Emerging Growth Life Sciences Conference. The Company is scheduled to present at 2:20 p.m. Eastern Time on Wednesday, October 26th, at the Palace Hotel in New York City.

Norman Barta, chief executive officer of Nephros, will present an overview of the Company, including a review of its progress in developing and marketing its products.

Those not attending the conference will be able to listen to the presentation live via webcast at www.nephros.com. An archived version of the webcast will be available approximately one hour after the live presentation and can be accessed until January 26, 2006.

About Nephros, Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the end-stage renal disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis, degenerative bone disease, and ultimately, to mortality in the ESRD patient.

Forward-Looking Statements
This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of Nephros's technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. For such

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statements, we claim the protection of the Private Securities Litigation Reform
Act of 1995. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros's filings with the Securities and Exchange Commission, including Nephros's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-QSB filed with the SEC for the fiscal quarter ended June 30, 2005. Investors and security holders are urged to read those documents free of charge on the SEC's web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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